UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Graco Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On April 5, 2010, Graco Inc. made a video available to Graco associates. A transcript of the video is below. The speaker was Patrick J. McHale, President and Chief Executive Officer.
Script:
Good Afternoon.
This year, Graco received a shareholder proposal from an organization called CalPERS. CalPERS would like to change the rules on how we elect our Board of Directors. All Graco shareholders will have the opportunity to vote on this proposal. Our Board of Directors (of which I am a member) is OPPOSED to this proposal. I would like to explain this issue to you, and am asking that you vote AGAINST this proposal. Even if you only hold a small number of shares, your vote is important. If you don’t vote, it will be easier for this proposal to pass.
CalPERS would like to change the voting standard for Graco Directors. Today, the person with the most votes wins. I believe this is an appropriate standard. CalPERS would like to change the voting rules, and require a Director to get more than 50% of the votes when they are the only person up for election.
I am against this change for a variety of reasons. My primary objection is that this rule may lead to unintended negative consequences at some future date. For example:
Graco has 3 important protections against a hostile takeover.
a)	Our share rights agreement — (commonly referred to as a “poison pill”),

b)	Our staggered Board where we elect about 1/3 of our Directors every year,

c)	And our voting rules for electing Directors — which CalPERS would like to change.
I do not believe it is in the best interests of Graco shareholders, employees, retirees, channel partners or suppliers to weaken our defenses against a hostile takeover attempt.
This is one reason I suggest you vote AGAINST the CalPERS proposal.
It has become politically incorrect for companies to maintain takeover defenses, and a large number of companies have seen similar shareholder proposals in recent years.
While the odds against us winning this vote are long, we intend to make our case to shareholders.
As a Graco shareholder you are entitled to make your voice heard. Please vote your shares, and I’d ask that you consider voting AGAINST this proposal.
Voting is very easy, you can do it on-line in less than a minute. Your HR representative can show you how to vote on-line, and can also show you how to change your vote should you wish to do so!
Every vote is important. Please vote your shares.
Thank You.